Exhibit 99.1

FOR IMMEDIATE RELEASE

Lighting Science Group CEO Zach Gibler to Appear on CNBC

SATELLITE BEACH, FL, September 22, 2010 – Lighting Science Group Corporation (OTC Bulletin Board: LSCG) today announced that its Chief Executive Officer, Zach Gibler, will appear on CNBC on Thursday, September 23, 2010. His segment is scheduled to air at 9:45 a.m. EDT.

Mr. Gibler is expected to comment on the lighting industry in general and the increasing pace of Lighting Science Group’s sales of light bulbs using LEDs as the light source. Specifically, he anticipates disclosing that Lighting Science Group’s annual unit sales of LED light bulbs in 2009 is comparable to Lighting Science Group’s monthly sales of LED light bulbs in April 2010, its projected average weekly sales in September 2010, and its projected daily production capacity in January 2011.

About Lighting Science Group Corporation

Lighting Science Group designs, develops, manufactures and markets LED lighting solutions that are environmentally friendlier and more energy efficient than traditional lighting products. Lighting Science Group offers retrofit LED lamps in form factors that match the form factor of traditional lamps or bulbs and LED luminaires for a range of applications including public and private infrastructure for both indoor and outdoor applications. Lighting Science Group Design Works business unit designs, develops and manufactures custom LED lighting solutions for architectural and artistic projects. Lighting Science Group is headquartered in Satellite Beach, Florida; Lighting Science Group Design Works business unit is based in Rancho Cordova, California; the Company’s European operations are based in Goes, The Netherlands; and, the Company has a sales office in Sydney, Australia. Lighting Science Group has over 200 workers in its Satellite Beach, Florida manufacturing facility that build lighting products from domestic and imported parts. Lighting Science Group is a Pegasus Capital Advisors portfolio company. More information about Lighting Science Group is available at www.lsgc.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to statements regarding the performance of Lighting Science Group and projected sales and production capacity of Lighting Science Group’s products using terminology such as “revolutionary,” “significant,” “substantial,” “development,” “well-positioned,” “leading,” “breakthrough,” “advance,” “success,” “will,” “would,” “could,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “potential,” “opportunity,” “greater,” “preparing,” “excellent,” “help,” or “extensive.” Such statements reflect the current view of Lighting Science Group with respect to future events and are subject to certain risks, uncertainties and assumptions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements. Readers should carefully review the risk factors detailed under “Risk Factors” in our Form 10-K’s, Form 10-Q’s and other Securities and Exchange Commission filings.

Media Contact

Andy Beck

202-585-2288

abeck@mww.com

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